EXHIBIT 10.7

                            SHARE PURCHASE AGREEMENT

     This Agreement (the "AGREEMENT") is made as of November 2, 2004, by and among Telsys Ltd., an Israeli Company No. 520038100, having its address at Kiryat Atidim 3, Tel-Aviv ( the "SELLER") and B.O.S Better Online Solutions Ltd., an Israeli company No. 520042565, having its address at Beit Rabin, Teradyon Industrial Park, Misgav 20179, Israel, or an affiliate thereof (the "PURCHASER"); and Odem Electronic Technologies 1992 Ltd., an Israeli company No. 51-1687402, having its address at 20 Frieman Jacob Street, Rishon Le-Zion, 75358, Israel (the "COMPANY").

                              W I T N E S S E T H :

     WHEREAS, the Seller is the owners of 67 issued and outstanding ordinary shares of the Company, nominal value NIS 0.1 each (the "COMPANY SHARES") reflecting 25% of the issued and outstanding shares in the Company; and

     WHEREAS, the Seller wish to sell to the Purchaser, 34 Company Shares, reflecting 12.68% of the issued and outstanding shares in the Company (the "SOLD SHARES"); and

     WHEREAS, The Purchaser wishes to acquire such Sold Shares in accordance with the terms of this Agreement; and

     WHEREAS, the Board of Directors of the Company agrees to the transfer of the Sold Shares, as set forth below;

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.   SALE AND PURCHASE OF SHARES.

     1.1 GENERAL. The Seller shall sell to Purchaser and the Purchaser shall purchase, all rights, title and interest in the Sold Shares on the terms of this Agreement, free from all claims, liens, charges, pledges, security interests, encumbrances and third party rights of any kind (the "SECURITY INTERESTS"), other than under the Articles, as amended, together with all rights, preferences and privileges attaching to, or conferred by, them.

     1.2 CONSIDERATION. Subject to Closing, the Purchaser shall, in consideration for the purchase from the Seller of the Sold Shares pay to the seller cash in the amount of Five Hundred Seventy Thousand Eight Hundred and Ninety Five US Dollars ($570,895).

2.   CLOSING OF SHARE EXCHANGE.

     2.1 CLOSING. The closing of the sale and purchase of the Sold Shares shall take place at a closing (the "Closing"), which will be held at the offices of Amit, Pollak, Matalon & Ben-Naftali, Erez & Co., Advocates and Notary, NYP Tower, 19th Floor, 17 Yitzhak Sadeh St., Tel-Aviv 67775 fourteen (14) days from the date hereof or on such other date, time and place as the Purchaser and the Seller shall mutually agree, subject to the fulfillment to the Purchaser's satisfaction, or waiver of the conditions detailed in Section 8 below, and subject further to the fulfillment to the Seller's satisfaction, or waiver, of the conditions detailed in Section 9 below.

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     2.2  TRANSACTIONS AT CLOSING. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

          2.2.1 The Seller and the Company shall deliver, or procure the delivery, to the Purchaser of the following documents:

               a. A duly executed share transfer deed with respect to the transfer of all the Sold Shares to the Purchaser;

               b. A true and correct copy of resolutions of the Board of Directors of the Company, approving this Agreement and the transactions contemplated hereby;

               c. If issued by the Company, a validly executed share certificate covering the Sold Shares, issued in the name of the Purchaser;

               d. A true and correct copy of resolutions of the Board of Directors of the Seller, approving this Agreement and the transactions contemplated hereby;

               e. A signed opinion of counsel to Seller, in the form attached hereto as EXHIBIT 2.2.1(E), dated as of the date of the Closing and addressed to the Purchaser.

               f. A true and correct copy of resolutions of the Company's shareholders, properly and duly adopted resolving to amend the Company's current articles of association (the "ARTICLES"), in the form attached hereto as EXHIBIT 2.2.1(F) (the "AMENDMENT"). The Amendment shall include the increase of the size of the Board of Directors to at least 5 directors, and revisions to Article 32 and 32A of the Articles, as more fully provided in EXHIBIT 2.2.1(F).

               g. A waiver executed by Jacob and Sara Neuhof ("NEUHOF") waiving any and all rights they may have with respect to the transfer of the Sold Shares at the Closing, in the form attached hereto as EXHIBIT 2.2.1(G).

               h. A waiver executed by Seller, waiving any and all rights it may have with respect to the sale and transfer of Company Shares at the Closing from Neuhof to Purchaser, in the form attached hereto as EXHIBIT 2.2.1(H).

               i. A copy of an agreement terminating each of the agreement and the memorandum entered into between the Seller and Neuhof on September 27, 2000, effective as of the date of Closing, in the form attached as EXHIBIT 2.2.1(I).

          2.2.2 The Purchaser shall deliver to the Seller true and correct copies of resolutions of the Purchaser's Board of Directors approving the transaction contemplated hereby.

          2.2.3 The Purchaser shall pay $570,895 to the Seller by wire transfer in immediately available funds to the account(s) of the Seller in Israel, the details of which appear in EXHIBIT 2.2.3 hereto. Such payment shall be made in NIS, according to the the NIS-U.S. Dollar representative rate known on the Closing Date


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3.   REPRESENTATIONS AND WARRANTIES OF THE SELLER.

     The Seller, represents and warrants to the Purchaser as follows:

     3.1 It is the holder and legal owner of all rights, titles and interests in and to the Sold Shares, free from all Security Interests, other than as set forth in the Company's Articles, as amended, together with all rights, preferences and privileges attaching to, or conferred by, such Sold Shares;

     3.2 Other than as set forth in SCHEDULE 3.2, such Seller is not entitled to purchase, receive or otherwise acquire from the Company any additional securities of the Company, including without limitation securities exercisable or convertible into securities of the Company.

     3.3 The execution and delivery of this Agreement (and the other documents contemplated hereby) by such Seller does not, and the consummation of the transactions contemplated hereby and thereby will not:

          (a) constitute a breach of any law, rule or regulation of any government applicable to the Seller;

          (b) violate any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, to which the Seller is subject;

          (c) require the consent or agreement of any court, governmental body or entity;

          (d) violate any material contract, agreement, indenture, mortgage, instrument, lease, license, arrangement, or undertaking of the Seller;

          (e) result in the creation or enforcement of any Security Interest upon the Sold Shares held by the Seller;

     3.4 It has, and will have at the Closing, the right to sell and transfer, or procure the sale and transfer of, the full legal and beneficial interest in the Sold Shares to the Purchaser on the terms set out in this Agreement, free from all Security Interests.

     3.5 (a) it is duly organized and validly existing under the laws of the State of Israel, with power and authority to carry on its business as now being conducted;

          (b) it has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby. All corporate action on the part of Seller, its directors, and its shareholders necessary for the authorization and execution of this Agreement, the authorization, sale and delivery of the Sold Shares and the performance of all of Seller's obligations hereunder have been taken. This Agreement constitutes and, when signed by its duly authorized representatives, all other documents contemplated hereby will constitute, valid and legally binding obligations of Seller, enforceable in accordance with their terms; and

          (c) the execution, delivery and performance of this Agreement (and the other documents contemplated hereby) by Seller does not, and the consummation of the transactions contemplated hereby and thereby will not violate the provisions of Seller's organizational documents.


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     3.6  Except as set forth in SCHEDULE 3.6, Seller is not party to any shareholders agreements, voting agreements, registration rights agreements or any other agreements or undertakings relating to the share capital of the Company.

     3.7 Except as set forth in SCHEDULE 3.7, no consent, approval, order, license, permit, action by, or authorization of or from any person or entity or filing with any governmental authority on the part of the Seller is required that has not been, or will not have been, obtained by the Seller prior to the Closing in connection with the valid execution, delivery and performance of this Agreement or the transfer of the Sold Shares to the Purchaser.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. Purchaser hereby represents and warrants to the Seller as follows:

     4.1. CORPORATE ORGANIZATION. The Purchaser is a corporation duly incorporated and validly existing under the laws of Israel.

     4.2. DUE AUTHORIZATION AND VALID ISSUANCE. The Purchaser has the corporate power to enter into this Agreement. The Agreement has been, or will have been, at the time of its execution and delivery, duly executed and delivered by a duly authorized officer of the Purchaser.

     4.3. BINDING AGREEMENT. The Agreement constitutes valid and legally binding obligations of the Purchaser enforceable against the Purchaser in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors and contracting parties generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

     4.4. NON-CONTRAVENTION. Neither the execution and delivery of the Agreement, nor the consummation of the transactions or the performance of the obligations contemplated hereby will result in any violation or breach of Purchaser's articles of association.

5.   COVENANTS

     5.1 From and after the signing of this Agreement and until the Closing the Seller shall not dispose of any interest in its Company Shares or any of them or grant any option over or create or allow to exist any Security Interest over its Company Shares or any of them.

     5.2 No announcement or other disclosure concerning the sale and purchase of the Sold Shares or any ancillary matter shall be made before or after the Closing by the parties or any person acting on their behalf, except subject to Purchaser's prior written approval of the form and content of such announcement or disclosure or otherwise as required by law or by the applicable rules of any stock exchange or automated quotation system.

6.   PUT OPTION

     6.1 At any time starting from 180 days after the date hereof and ending 12 months thereafter (the "TELSYS OPTION TERM"), Seller may serve notice in writing on the Purchaser requiring the Purchaser to purchase (the "TELSYS PUT OPTION") all of the Company Shares then held by Seller (the "TELSYS OPTION SHARES") in consideration for payment in cash of Five Hundred Fifty Four Thousand One Hundred and Five US Dollars ($554,105) The Telsys Put Option may be exercised by the Seller in one occasion during the Telsys Option Term, in full and not in part.


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     6.2  The closing of the Telsys Put Option shall be subject to: (i) Seller's provision, at such closing, of the representation and warranties of
          Section 3 hereof, with respect to the Telsys Option Shares; and (ii) the representation and warranties made by Seller in this Agreement shall have been true and correct as of the Closing Date.

7.   BOARD OF DIRECTORS

     7.1  Prior to the Company's IPO, the following shall apply:

          (a) Neuhof shall have the right to appoint one (1) member of the Company's Board of Directors, for as long as Neuhof holds at least sixty four (64) shares of the Company.

          (b) Seller shall have the right to appoint one (1) member of the Company's Board of Directors, for as long as Seller holds at least thirty three (33) shares of the Company.

          (c) Purchaser shall have the right to appoint all the remaining members of the Company's Board of Directors, and no less than three (3) members.

     7.2 The parties hereby undertake to vote their shares of the Company in order to give effect to the provisions of this Section 7.

8. CONDITIONS OF CLOSING OF THE PURCHASER. The obligation of the Purchaser to purchase the Sold Shares at the Closing are subject to the fulfillment at or before the Closing of the following conditions precedent, any one or more of which may be waived in whole or in part by and at the sole discretion of the Purchaser:

     8.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Seller in this Agreement shall have been true and correct when made, and shall be true and correct as of the Closing as if made on the date of the Closing.

     8.2. COVENANTS. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Seller prior to the Closing shall have been performed or complied with by the Seller, prior to or at the Closing.

     8.3. NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction, which prohibits the consummation of any of the transactions contemplated by this Agreement.

     8.4. CONSENTS, ETC. The Seller shall has secured all permits, consents, approvals and authorizations that shall be necessary or required of it lawfully to consummate the transactions contemplated by this Agreement and to transfer the Sold Shares to be purchased by the Purchaser at the Closing.

     8.5. DELIVERY OF DOCUMENTS. All of the documents to be delivered to the Purchaser pursuant to Section 2 shall have been fully-executed (if applicable) by all parties whose names appear as intended signatories thereto (other than the Purchaser), and delivered to the Purchaser.


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     8.6. APPROVALS. The Purchaser shall have received all necessary approvals by the OCS and the Investment Center and of Laurus Master Fund with respect to the transactions contemplated hereby.

     8.7. NOTICES TO NASDAQ THE TASE AND THE ISA. The Purchaser shall have made all required filings of notices with NASDAQ, the Tel Aviv Stock Exchange and the Israel Securities Authority and has received no notice adversely affecting the performance of the transactions contemplated hereunder. The Purchaser shall use its commercially reasonable efforts to complete such filings.

     8.8. RIGHTS OF FIRST REFUSAL. No Company Shareholder or any other person has any rights of first refusal, tag along or similar rights in connection with the issuance of any of the Sold Shares pursuant to this Agreement, except those rights which have been duly waived.

     8.9. PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings of the Company and the Seller in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as the Purchaser or its counsel may reasonably request.

     8.10. ABSENCE OF ADVERSE CHANGES. From the date hereof until the Closing, there will have been no material adverse change in the financial or business condition of the Company, in the sole judgment of the Purchaser.

     8.11. NEUHOF CLOSING. The closing of the purchase by Purchaser from Neuhof of 137 Company Shares, reflecting approximately 51% of the issued and outstanding Company Shares.

     8.12. DUE DILIGENCE. The completion of the due diligence review of the Company by the Purchaser to the sole and complete satisfaction of the Purchaser.

9. CONDITIONS OF CLOSING OF THE SELLER. Seller's obligation to sell the Sold Shares at the Closing is subject to the fulfillment, at the discretion of the Seller, at or before the Closing of the following conditions precedent, any one or more of which may be waived in whole or in part by the Seller:

     9.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Purchaser in this Agreement shall have been true and correct when made, and shall be true and correct as of the Closing as if made on the date of the Closing.

     9.2. COVENANTS. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Purchaser prior to the Closing shall have been performed or complied with by the Purchaser prior to or at the Closing.

     9.3. CONSENTS, ETC. The Purchaser shall have secured all permits, consents and authorizations that shall be necessary or required of it lawfully to consummate this Agreement and to issue the Consideration Shares to be issued at the Closing.

     9.4. DELIVERY OF DOCUMENTS. All of the documents to be delivered to the Seller pursuant to Section 2 shall have been fully-executed (if applicable) by all parties whose names appear as intended signatories thereto (other than the Seller), and delivered to the Seller or the Company. The resolutions to be adopted by the Company's Board of Directors and shareholders pursuant to Section 2 hereof, and the documents to be delivered to the Purchaser by Neuhof pursuant to
          Section 2 shall have been duly adopted and delivered to the Purchaser.


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

10.  [Reserved]

11.  INDEMNIFICATION AND REMEDIES

     11.1. The Seller and the Company agree, jointly and severally, to indemnify, and hold the Purchaser harmless against and in respect of any and all loss, liability, deficiency or damage, or actions in respect thereof (including reasonable legal fees and expenses) and any reduction in the value of the Sold Shares purchased by the Purchaser hereunder ("DAMAGES"), as and when incurred, occasioned by (i) any breach of this Agreement; or (ii) any breach of any of the representations and warranties of the Seller contained in Section 3 hereof (each such representation and warranty is deemed to be made on the date of this Agreement and at the Closing) or any certificate or other instrument furnished or to be furnished by the Seller hereunder.

     11.2. The Purchaser agrees to indemnify and hold the Seller harmless against and in respect of any Damages, as and when incurred, occasioned by any breach of any of the representations and warranties of the Purchaser contained in Section 4 hereof (each such representation and warranty is deemed to be made on the date of this Agreement and at the Closing) or any certificate or other instrument furnished or to be furnished by the Purchaser hereunder.

     11.3. Promptly after (i) receipt by the party making the claim pursuant to this Section (or any of its directors, employees and advisors) of notice of the commencement of any action, proceeding, or investigation; or (ii) the party making the claim pursuant to this Section (or any of its directors, employees and advisors) becoming aware of any breach of this Agreement or falsity of representation, in each case, in respect of which indemnity may be sought as provided above, such person (the "INDEMNIFIED PARTY") shall notify the party or parties from whom indemnification is claimed (the "INDEMNIFYING PARTY") of the claim and, when known, the facts constituting the basis of such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party, the notice to the Indemnifying Party shall specify, if known, the amount of damages asserted by such third party.

     11.4. Upon receipt of any such notice from the Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such claim and may assume the defense of such claim at its own expense and by its own counsel. If the Indemnifying Party elects to assume the defense of such claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in defending such claim, at the expense of the Indemnifying Party. The parties acknowledge and agree that in the event the Indemnifying Party has properly assumed the defense of such claims provided herein, the Indemnified Party shall be entitled to retain its own counsel to participate in the defense of such claim at its own cost and expense.

     11.5. No claim shall be settled or compromised by the Indemnifying Party without the written consent of the Indemnified Party (which shall not be unreasonably withheld) if such settlement or compromise requires the Indemnified Party to make any payment or to take or refrain from taking any action or enjoins the Indemnified Party or subjects it to other equitable relief or subjects it to any potential criminal law, claim or liability.

     11.6. NO LIMITATION. The provisions of this Section shall not limit or impair any right or remedy available to the Purchaser under any applicable law or agreement, arising from or in connection with a breach of a covenant, or a fraudulent misrepresentation.


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

12.  MISCELLANEOUS

     12.1. FURTHER ASSURANCES. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intention of the parties as reflected hereby.

     12.2. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court of Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

     12.3. EXPENSES. Each of the parties hereto shall be responsible for its own costs and expenses (including legal fees) in connection with this Agreement and any other documents or actions relating to the transactions contemplated by this Agreement. All stamp duty and filing fees payable in respect of this Agreement or the transfer of shares as contemplated hereby shall be borne equally by the Sellers, on the one hand, and the Purchaser, on the other

     12.4. SUCCESSORS AND ASSIGNS; ASSIGNMENT. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement.

     12.5. ENTIRE AGREEMENT. This Agreement and the Schedules and Exhibits attached hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof.

     12.6. NOTICES, ETC. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party's address as set forth below or in SCHEDULE A, as the case may be, or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

          if to the Purchaser:

                         B.O.S. Better On-Line Solutions Ltd.
                         Beit Rabin, Teradyon Industrial Park,
                         Misgav 20179, Israel

                         Attention: Chief Financial Officer
                         Facsimile:      (972) 4 999-0334

                         WITH A COPY TO:

                         Amit, Pollak, Matalon & Ben-Naftali,
                         Erez & Co.NYP Tower, 17 Yitzhak
                         Sadeh Street, 19th Floor
                         Tel Aviv 67775
                         Attention: Shlomo Landress, Adv.

                         Facsimile: (972) 3 561-3620

          if to the Company: to the address listed in the preamble to this Agreement


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


         if to the  Seller:  Telsys Ltd.

                                     Kiryat Atidim 3, Tel-Aviv

                                     Attention: _______________
                                     Telephone: ______________

                         Facsimile: _______________

          Any notice sent in accordance with this Section 12.6 shall be effective (i) if mailed, three (3) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via facsimile, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

     12.7. DELAYS OR OMISSIONS. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

     12.8. SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

     12.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

                  [Remainder of page intentionally left blank.]


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     IN WITNESS WHEREOF the parties have signed this Share Exchange Agreement as of the date first hereinabove set forth.

      PURCHASER:                                COMPANY:

_____________________________                   _____________________________
      B.O.S. BETTER ONLINE                      ODEM ELECTRONIC
      SOLUTIONS LTD.                            TECHNOLOGIES LTD.

Name: _______________________                   Name: _______________________
Title:_______________________                   Title:_______________________





      SELLER:

_____________________________
      TELSYS LTD.

Name: _______________________
Title:_______________________



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